YFonGlobal
2236 Cathedral Avenue
Washington, D.C. 20008
Phone: 202-483-7521
Facsimile: 202-478-0170
www.yfonglobal.com

June 6, 2007

Ronald A. Durando
Chairman, Chief Executive and President
Packetport.com, Inc.
587 Connecticut Avenue
Norwalk, Connecticut 06854

Dear Mr. Durando,

We here outline a proposed stock transaction by which YFonGlobal, LLC whose primary offices are located at 2236 Cathedral Avenue, NW, Washington, DC 20008 (YFonGlobal) will acquire Packetport.com, Inc., of 587 Connecticut Avenue, Norwalk, Connecticut 06854 (hereinafter PKPT). This letter supersedes all other communications regarding this matter.

This constitutes a joint Letter of Intent that will guide the parties toward a Definitive Agreement, conditioned upon the information provided in the audited financial statements PKPT, completion of reasonable Due Diligence and approval of the respective Boards of Directors,.

I **Acquisition–Business to be Acquired; Liabilities to be Assumed**

YfonGlobal, LLC will acquire all of the ownership equity stock of PKPT free of liabilities of any kind except for Assumed Liabilities. For the purposes of this Letter, "Assumed Liabilities" shall mean (a) the accrued expenses of PKPT as set forth in the latest financial statements (the "Financial Statements") included in PKPT's most recent Form 10K Annual Report filing for the fiscal year ended January 31, 2007 not to exceed $150,000 (the "10K") plus (b) expenses not to exceed $50,000 accrued by PKPT in the normal course of business during the period from the date of the 10K through the date of closing of the transaction contemplated by this Letter. In addition to and notwithstanding the foregoing, the parties agree that the liabilities of approximately $700,000 owed to Ronald Durando and approximately $3,800,000 owed to Microphase corporation as set forth on the Financial Statements will remain on the books of PKPT until final resolution of the current civil litigation filed on November 15, 2005 by the Securities and Exchange Commission against PKPT, *et. al*, as discussed in detail in the 10-K (the "Litigation"). During such time, PKPT shall have the option to have any or all of these liabilities written off under a settlement of the Litigation. If and to the extent that these liabilities are not written off pursuant to a settlement of the Litigation prior to the final resolution of the Litigation, they will be extinguished as part of the completion of the transaction contemplated by this Letter. Under no circumstances will YFonGlobal be responsible for any liabilities or costs associated with the Litigation.

II **Consideration**

Upon closing, and conditioned upon an audited closing date balance sheet prepared in accordance with generally accepted accounting principles, YFonGlobal LLC will provide you and or the shareholders of PKPT with 8% of common equity in a Newco. In addition, and to the extent permitted by law and as further described in the Definitive Agreement, attached to each and every share held by PKPT shareholders in the Newco shall be one right for one added share of the Newco that will cost the

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owner ten cents to exercise. All such Rights shall expire at the close of business eastern time on the 60th day after the date of closing on this transaction (or the next ensuing business day should such day fall upon a weekend or holiday) and all shares contemplated herein shall be registered on a best efforts basis as soon as possible.

III **Board of Directors and Management**

Effective at closing, all members of the PKPT Board of Directors and management team will have resigned from the company *sine die.*

IV **Costs**

Each party shall be responsible for its own legal and financing fees.

V **Conduct in Ordinary Course**

In addition to the conditions contained herein, and any other conditions to be contained in a definitive written purchase agreement, consummation of the acquisition would be subject to PKPT continuing to conduct the business in the normal course during the period from the date hereof to the date of closing and there having been no material adverse change in the business, financial condition or prospects.

VI **Related Agreements and Due Diligence**

Both parties acknowledge that related agreements may be required to facilitate our success and both parties agree to negotiate reasonably and in good faith to execute the Definitive Agreement and any agreements necessary to facilitate YFonGlobal, LLC's acquisition of PKPT. The parties agree to reasonable due diligence consistent with industry norms including the need for Opinion of Counsel regarding SEC and Blue Sky matters.

VII **Definitive Agreement**

Our Definitive Agreement must be negotiated, drafted, approved by our respective boards, shareholders and members and executed as a result of our due diligence by the close of business on the first business day on or immediately following the 30th day after this LOI is signed. The terms will include the usual and customary terms, indemnifications, representations and warranties found in mergers such as this.

VIII **Public Announcement**

Neither party will make any announcement of the proposed transaction contemplated by this letter of Intent, prior to the execution of the Definitive Agreement, without the prior written approval of the other, which approval will not unreasonably be withheld or delayed, provided however that no such consent would be required for any public filing obligation imposed by federal or state law. The foregoing shall not restrict in any respect our mutual ability of either party to communicate information concerning this Letter of Intent and the transactions contemplated hereby to respective affiliates, officers, directors, employees and professional advisors, and, to the extent relevant, to third parties whose consent is required in connection with the transaction contemplated by the Letter of Intent.

IX **No Brokers or Finders**

Both PKPT and YFonGlobal represent to each other that no brokers or finders have been employed who would be entitled to a fee from YFonGlobal by reason of the transaction contemplated by this

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Letter of Intent, such restriction not to apply in any way to the financing provided by Source Capital Group.

X **Exclusive Negotiating Rights**

In order to induce us to commit the resources, forego other potential opportunities, and incur legal, accounting and other incidental expenses necessary to properly evaluate the possibility of acquiring the assets and business described above, and to negotiate the term of and consummate the transaction contemplated hereby, you agree that for a period of (30) days after the date hereof, PKPT, PKPT's affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage directly or indirectly, or accept any offer or proposal, regarding the possible acquisition by any person other than YFonGlobal.

XI **Amendment, Assignment & Electronic Signatures**

This Letter of Intent cannot be either amended or assigned without the written consent of both parties. Electronic signatures are valid and faxed copies shall be acceptable.

XII **Conflict of Laws**

This Letter of Intent shall be interpreted and enforced pursuant to the laws, and litigated only within the judicial system of the District of Columbia.

XIII **Effect of This Letter of Intent**

The basic objective of this letter is to announce the intentions of the parties to proceed to a Definitive Agreement as outlined above.

XIV **Expiration of This Letter of Intent**

Unless signed by you, this proposed binding Letter of Intent shall expire at close of business, eastern time, on Wednesday, June 6, 2007. Time is of the essence.

This then is our expression of intentions regarding our two companies as of the date first above written. We have read it, we understand it and we agree to proceed according to its terms.

YFonGlobal, LLC	Packetport.com, Inc.
Marian Sabety	Ronald A.Durando
President and CEO	Chairman, Chief Executive and President